UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 7, 2012

ENERGY FOCUS, INC.
__________________________

(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Compensatory Arrangements of Certain Officers.

On December 7, 2012, the Board of Directors of Energy Focus, Inc. (the “Company”) approved the first amendment to the Continuity Agreement (the “Agreement”) with Joseph G. Kaveski, the Company’s Chief Executive Officer and member of the Board of Directors. The original agreement was set to expire on December 30, 2012. The amendment extends the agreement by one year to December 30, 2013.

Per the terms of the Agreement, should Mr. Kaveski be involuntarily terminated (i) within three months before or one year after a change in control, or (ii) at any other time, he will be entitled to receive severance payments for one year from the date of termination. The severance payments shall be equal to the total cash compensation which Mr. Kaveski was receiving immediately prior to the involuntary termination. In addition, during the 12 month continuation period, he shall be entitled to reimbursement of the group health continuation coverage premiums for himself and his eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended.

Should Mr. Kaveski voluntarily resign within the 7 day period immediately following the twelve month anniversary date of the closing date of a change of control, and has not engaged in conduct constituting a basis for termination for cause, he will received the same severance payments and benefits described above for an involuntary termination.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1	Continuity Agreement dated December 30, 2009 between the Company and Joseph G. Kaveski

99.2	First Amendment dated December 7, 2012 to Continuity Agreement between the Company and Joseph G. Kaveski

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2012

ENERGY FOCUS, INC.

	By	/s/ Mark J. Plush
	Name:	Mark J. Plush
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Continuity Agreement dated December 30, 2009 between the Company and Joseph G. Kaveski.

99.2	First Amendment dated December 7, 2012 to Continuity Agreement between the Company and Joseph G. Kaveski.